Exhibit 10.1

EXECUTION VERSION

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) is made as of the 2nd day of January, 2019 and is effective as of June 6, 2018 (the “Effective Date”) and amends and restates the Employment Agreement originally effective as of June 6, 2015, as amended and restated effective as of August 4, 2016, (the “Original Agreement”), by and among Cedar Realty Trust, Inc., a Maryland corporation (the “Corporation”), Cedar Realty Trust Partnership, L.P., a Delaware limited partnership (the “Partnership”), and Philip Mays (the “Executive”).

WHEREAS, the parties intend to replace the Original Agreement with this Agreement effective as of the Effective Date.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Position and Responsibilities.

1.1 The Executive shall serve in an executive capacity as Executive Vice President, Chief Financial Officer and Treasurer of both the Corporation and the Partnership with duties consistent therewith and shall perform such other functions and undertake such other responsibilities as are customarily associated with such capacity, and shall report to the President and/or Chief Executive Officer of the Corporation (the “CEO”). The Executive shall also hold such directorships and officerships in the Corporation, the Partnership and any of their subsidiaries to which, from time to time, the Executive may be elected or appointed during the term of this Agreement.

1.2 The Executive shall devote Executive’s full business time and skill to the business and affairs of the Corporation and the Partnership and to the promotion of their interests.

2. Term of Employment.

2.1 The term of employment shall continue until terminated in accordance with the provisions hereof (the “Term”). The Executive’s employment with the Corporation and the Partnership will continue to be “at will,” meaning that the Executive’s employment may be terminated by the Corporation, the Partnership or the Executive at any time and for any reason subject to the terms of this Agreement.

2.2 For purposes of this Agreement, the term “Cause” shall mean any of the following actions by the Executive: (a) willful failure to comply with any of the material terms of this Agreement or of the Corporation’s Code of Ethics, which shall not be cured within 10 days after written notice, or if the same is not of a nature that it can be completely cured within such 10 day period, if Executive shall have failed to commence to cure the same within such 10 day period and shall have failed to pursue the cure of the same diligently thereafter; (b)

engagement in gross misconduct that is demonstrably injurious to the business or reputation of the Corporation or the Partnership; (c) knowing and willful neglect or refusal to attend to the material duties assigned to the Executive by the Board of Directors of the Corporation (the “Board”), which shall not be cured within 10 days after written notice; (d) intentional misappropriation of property of the Corporation or the Partnership to the Executive’s own use; (e) the commission by the Executive of an act of fraud or embezzlement; (f) Executive’s conviction for a felony; or (g) the Executive’s engaging in any activity which is prohibited pursuant to Section 5 of this Agreement, which shall not be cured within 10 days after written notice.

2.3 For purposes of this Agreement, the term “Good Reason” shall mean any of the following: (i) a material breach of this Agreement by the Corporation or the Partnership which shall not be cured within 30 days after written notice; (ii) a material reduction or adverse change in the Executive’s duties or responsibilities without the Executive’s written consent; or (iii) the relocation of the Executive’s office or the Corporation’s or Partnership’s executive offices to a location more than 30 miles from the Executive’s Port Washington office (or any future office which the Executive agrees to work from). The Corporation or the Partnership, as applicable, shall have 30 days after receipt of the Executive’s notice of termination for Good Reason in which to cure the failure, breach or infraction described in the notice of termination. If the failure, breach or infraction is timely cured by the Corporation or the Partnership to the reasonable satisfaction of the Executive, the notice of termination for Good Reason shall become null and void.

2.4 As used herein, a “Change in Control” shall be deemed to occur if: (i) there shall be consummated (x) any consolidation or merger of the Corporation or the Partnership in which the Corporation or the Partnership is not the continuing or surviving corporation or pursuant to which the stock of the Corporation or the units of the Partnership would be converted into cash, securities or other property, other than a merger or consolidation of the Corporation or Partnership in which the holders of the Corporation’s stock immediately prior to the merger or consolidation hold more than fifty percent (50%) of the stock or other forms of equity of the surviving corporation immediately after the merger, or (y) any sale, lease, exchange or other transfer (in one transaction or series of related transactions) of all, or substantially all, the assets of the Corporation or the Partnership; (ii) the Board approves any plan or proposal for liquidation or dissolution of the Corporation or the Partnership; or (iii) any person acquires more than 29% of the issued and outstanding common stock of the Corporation.

3. Compensation.

3.1 The Partnership shall pay to the Executive for the services to be rendered by the Executive hereunder to the Corporation and the Partnership a base salary at the rate of $400,000.00 per annum. The base salary shall be payable in accordance with the Corporation’s or Partnership’s normal payroll practices, but not less frequently than twice a month. Such base salary will be reviewed at least annually and may be increased (but not decreased) by the Board in its sole discretion. The Executive shall participate in the Corporation’s annual bonus plan for senior executive officers and will be entitled to participate in the Corporation’s long-term incentive compensation plan. The Executive’s target annual bonus shall be equal to 95% of the Executive’s annual base salary. The payment of any bonus or payment of any long-term equity incentive award is within the discretion of, and subject to the requirements established by, the Board, based on recommendations of the Compensation Committee of the Board.

3.2 The Executive and his family shall be entitled to participate in, and receive benefits from, on the basis comparable to other senior executives, any insurance, medical, disability, or other employee benefit plan of the Corporation, the Partnership or any of their subsidiaries which may be in effect at any time during the course of Executive’s employment by the Corporation and the Partnership and which shall be generally available to senior executives of the Corporation, the Partnership or any of their subsidiaries, subject to the terms of such plans.

3.3 The Partnership agrees to reimburse the Executive for all reasonable and necessary out-of-pocket business expenses incurred by the Executive on behalf of the Corporation or the Partnership in the course of Executive’s duties hereunder upon the presentation by the Executive of appropriate vouchers therefore in accordance with the policies and procedures of the Corporation or the Partnership as are in effect from time to time, including a cell phone, portable computer, mileage incurred in connection with the Corporation or the Partnership’s business in the same manner as other senior employees, continuing accounting and finance education, professional licenses and organizations and conferences such as ICSC and NAREIT, as well as attendance at other conferences that are pre-approved by the CEO. In recognition of Executive’s need for an automobile for business purposes, the Corporation or the Partnership will reimburse the Executive for Executive’s lease payments or financing for an automobile in an amount not to exceed $500.00 a month. In addition, the Executive shall be reimbursed for all costs of the automobile, such as insurance, maintenance and gasoline, incurred in connection with the Corporation’s business in the same manner as other senior employees of the Corporation.

3.4 The Executive shall be entitled each year of this Agreement to paid vacation in accordance with the Corporation’s or Partnership’s policies as are in effect from time to time, but not less than four weeks plus personal and floating holidays (and a ratable number of sick days), which if not taken during such year will be forfeited (unless management requests postponement).

3.5 Each of the Corporation and the Partnership shall have the right to obtain for their respective benefits an appropriate life insurance policy on the life of the Executive, naming the Corporation or the Partnership as the beneficiary. If requested by the Corporation or the Partnership, the Executive agrees to cooperate with the Corporation or the Partnership, as the case may be, in obtaining such policy.

3.6 If, during the period of employment hereunder, because of illness or other incapacity, the Executive shall fail for a period of 90 consecutive days, or for shorter periods aggregating more than six months during the term of this Agreement, to render the services contemplated hereunder, then the Corporation or the Partnership, at either of their options, may terminate the term of employment hereunder by notice from the Corporation or the Partnership, as the case may be, to the Executive, effective on the giving of such notice. During any period of disability of Executive during the term hereof, the Corporation shall continue to pay to Executive the salary and bonus, which the Executive has earned and accrued as of the date of termination of employment.

3.7 In the event of the death of the Executive during the term hereof, the employment hereunder shall terminate on the date of death of the Executive.

3.8 Each of the Corporation and the Partnership shall have the right, on written notice to the Executive, to terminate the Executive’s employment for Cause or without Cause, such termination to be effective as of the date on which notice is given or as of such later date otherwise specified in the notice. The Executive shall have the right, on 30 days advance written notice to the Corporation and the Partnership, to resign the Executive’s employment for Good Reason, such termination to be effective as of the 30th day following when such notice is given or as of such later date otherwise specified in the notice or otherwise agreed to by the Corporation and Executive; provided, however, that Good Reason shall cease to exist for any event on the 60th day following the occurrence of the event unless the Executive has given the Corporation and the Partnership written notice, in accordance with this Section 3.8.

4. Severance Compensation Upon Termination of Employment.

4.1 Termination Generally. If the Executive’s employment with the Corporation or the Partnership shall be terminated for any reason, the Corporation and the Partnership shall pay or provide to the Executive (or to the Executive’s authorized representative or estate) (i) any base salary earned through the date of termination, unpaid expense reimbursements (subject to, and in accordance with, Section 3.3 of this Agreement) and unused vacation that accrued through the date of termination on or before the time required by law but in no event more than 30 days after the date of termination; and (ii) any vested benefits the Executive may have under any employee benefit or compensation plan of the Corporation or the Partnership through the date of termination, which vested benefits shall be paid and/or provided in accordance with the terms of such employee benefit or compensation plans (collectively, the “Accrued Benefits”).

4.2 Without Cause or for Good Reason. Except as otherwise provided herein, if the Executive’s employment with the Corporation or the Partnership shall be terminated (a) by the Corporation or Partnership other than for Cause or (b) by the Executive for Good Reason, in addition to the Accrued Benefits, the Corporation and the Partnership shall:

(i) pay to the Executive as severance pay, on the eighth (8th) day after the Executive signs and delivers to the Corporation a general release of any and all claims he may have against the Corporation and Partnership, a lump sum payment equal to 150% of the sum of the Executive’s annual base salary at the rate applicable on the date of termination and the Executive’s target annual bonus for the then-current fiscal year, exclusive of any long-term incentive stock awards;

(ii) arrange to provide Executive, for a 12 month period (or such shorter period as Executive may elect), with disability, accident and health insurance substantially similar to those insurance benefits which Executive is receiving immediately prior to the date of termination to the extent obtainable upon reasonable terms; provided, however, if it is not so obtainable the Corporation shall pay to the

Executive in cash the annual amount paid by the Corporation or the Partnership for such benefits during the previous year of the Executive’s employment. Benefits otherwise receivable by Executive pursuant to this Section 4.1(ii) shall be reduced to the extent comparable benefits are actually received by the Executive during such 12 month period following his termination (or such shorter period elected by the Executive), and any such benefits actually received by Executive shall be reported by the Executive to the Corporation within 10 days of receiving such benefits; and

(iii) any options granted to Executive to acquire common stock of the Corporation, any restricted shares of common stock of the Corporation issued to the Executive, and any other awards granted to the Executive under any employee benefit plan that have not vested, shall immediately vest on such termination.

Notwithstanding the foregoing, if the Executive’s employment with the Corporation or the Partnership shall be terminated (a) by the Corporation or Partnership other than for Cause or (b) by the Executive for Good Reason, in each case within 90 days prior to or 12 months following a Change in Control as defined in Paragraph 2.4 herein, then: (x) with respect to the severance pay provided in (i) above, “250%” shall be substituted for “150%” and (y) with respect to the severance benefits provided in (ii) above, “24 month period” shall be substituted for “12 month period.”

4.3 Due to Death or Disability. If the Executive’s employment is terminated pursuant to Sections 3.6 or 3.7, then he shall be entitled to the insurance benefits provided in 4.2(ii) above and the equity award vesting provided in 4.2(iii) above. In addition, if the Executive’s employment is terminated pursuant to Section 3.6, then he shall also be entitled to a lump sum payment equal to the Executive’s annual base salary at the rate applicable on the date of termination. The amounts payable pursuant to this Section 4.3 shall be reduced by any amounts payable to the Executive under any life or disability insurance policy sponsored by the Corporation or the Partnership.

4.4 (a) The Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, nor, except to the extent provided in Section 4.2(ii) above, shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by the Executive as a result of employment by another employer.

(b) The provisions of this Agreement, and any payment provided for hereunder, shall not reduce any amounts otherwise payable, or in any way diminish the Executive’s existing rights, or rights which would accrue solely as a result of the passage of time, under any benefit plan of the Corporation or Partnership, or other contract, plan or arrangement.

5. Other Activities During Employment.

5.1 The Executive shall not during the term of this Agreement undertake or engage in any other employment, occupation or business enterprise. Subject to compliance with the provisions of this Agreement, the Executive may engage in reasonable activities with respect to personal investments of the Executive.

5.2 During the term of this Agreement, without the prior approval of the Board of Directors, neither the Executive nor any entity in which he may be interested as a partner, trustee, director, officer, employee, shareholder, option holder, lender of money or guarantor, shall be engaged directly or indirectly in any real estate development, leasing, marketing or management activities other than through the Corporation and the Partnership, except for activities existing on the date of this Agreement which have been disclosed to the Corporation; provided, however, that the foregoing shall not be deemed to (a) prohibit the Executive from being on the Board of Directors of another entity, (b) prevent the Executive from investing in securities if such class of securities in which the investment is so made is listed on a national securities exchange or is issued by a company registered under Section 12(g) of the Securities Exchange Act of 1934, so long as such investment holdings do not, in the aggregate, constitute more than 1% of the voting stock of any company’s securities or (c) prohibit passive investments, subject to any limitations contained in subparagraph (b) above.

5.3 The Executive shall not, willfully or as a result of gross negligence, at any time during this Agreement or after the termination hereof directly or indirectly divulge, furnish, use, publish or make accessible to any person or entity any Confidential Information (as hereinafter defined), except pursuant to subpoena, court order or applicable law. In the event the Executive is required to divulge, furnish, use or publish Confidential Information pursuant to subpoena, court order or applicable law, Executive will provide the Corporation with a minimum of five (5) days’ notice before doing so. Any records of Confidential Information prepared by the Executive or which come into Executive’s possession during this Agreement are and remain the property of the Corporation or the Partnership, as the case may be, and upon termination of Executive’s employment all such records and copies thereof shall be either left with or returned to the Corporation or the Partnership, as the case may be.

5.4 The term “Confidential Information” shall mean information disclosed to the Executive or known, learned, created or observed by Executive as a consequence of or through employment by the Corporation and the Partnership, not generally known in the relevant trade or industry, about the Corporation’s or the Partnership’s business activities, services and processes, including but not limited to information concerning advertising, sales promotion, publicity, sales data, research, copy, leasing, other printed matter, artwork, photographs, reproductions, layout, finances, accounting, methods, processes, business plans, contractors, lessee and supplier lists and records, potential lessee and supplier lists, and contractor, lessee or supplier billing.

5.5 Nothing in this Agreement shall be interpreted or applied to prohibit the Executive from making any good faith report to any governmental agency or other governmental entity concerning any acts or omissions that the Executive may believe to constitute a possible violation of federal or state law or making other disclosures that are protected under the whistleblower provisions of applicable federal or state law or regulation. In addition, for the avoidance of doubt, pursuant to the federal Defend Trade Secrets Act of 2016, the Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

6. Post-Employment Activities.

6.1 During the term of the Executive’s employment by or with the Corporation or the Partnership, and for one (1) year from the date of the termination of the Executive’s employment (the “Post Termination Period”), the Executive shall not, without the prior written consent of the Corporation and the Partnership, for himself or on behalf of or in conjunction with any other person, persons, company, firm, partnership, corporation, business, group or other entity (each, a “Person”), work on or participate in the acquisition, leasing, financing, pre-development or development of any project or property which was considered by the Corporation or the Partnership or any of their respective affiliates for acquisition, leasing, financing, pre-development or development at any time during the Executive’s employment.

6.2 During the term of his employment by or with the Corporation or the Partnership, and thereafter during the Post Termination Period, the Executive shall not, for any reason whatsoever, directly or indirectly, for himself or on behalf of or in conjunction with any other Person:

(i) so that the Corporation and the Partnership may maintain an uninterrupted workforce, solicit and/or hire any Person who is at the time of termination of employment, or has been within six (6) months prior to the time of termination of the Executive’s employment, an employee of the Corporation or the Partnership or any of their respective affiliates, for the purpose or with the intent of enticing such employee away from or out of the employ of the Corporation or the Partnership or any of their respective affiliates, provided that the Executive shall be permitted to call upon and hire any member of the Executive’s immediate family;

(ii) in order to protect the Confidential Information and proprietary rights of the Corporation and the Partnership, solicit, induce or attempt to induce any Person who or that is, at the time of termination of the Executive’s employment, or has been within six (6) months prior to the time of termination of the Executive’s employment, an actual customer, client, business partner, property owner, developer or tenant or a prospective customer, client, business partner, property owner, developer or tenant (i.e., a customer, client, business partner, property owner, developer or tenant who is party to a written proposal or letter of intent with the Corporation or the Partnership, in each case written less than six (6) months prior to termination of the Executive’s employment) of the Corporation or the Partnership, for the purpose or with the intent of (A) inducing or attempting to induce such Person to cease doing business with the Corporation or the Partnership or any of their respective affiliates, or (B) in any way interfering with the relationship between such Person and the Corporation or the Partnership or any of their respective affiliates; or

(iii) solicit, induce or attempt to induce any Person who is or that is, at the time of termination of the Executive’s employment, or has been within six (6) months prior to the time of termination of the Executive’s employment, a tenant, supplier, licensee or consultant of, or provider of goods or services to the Corporation or the Partnership or any of their respective affiliates, for the purpose or with the intent of (A) inducing or attempting to induce such Person to cease doing business with the Corporation or the Partnership or any of their respective affiliates or (B) in any way interfering with the relationship between such Person and the Corporation or the Partnership or any of their respective affiliates.

6.3 Because of the difficulty of measuring economic losses to the Corporation or the Partnership as a result of a breach of the foregoing covenants, and because of the immediate and irreparable damage that could be caused to the Corporation and the Partnership for which the Corporation and the Partnership would have no other adequate remedy, the Executive agrees that the foregoing covenants, in addition to and not in limitation of any other rights, remedies or damages available to the Corporation or the Partnership at law, in equity or under this Agreement, may be enforced by the Corporation or the Partnership in the event of the breach or threatened breach by the Executive, by injunctions and/or restraining orders.

6.4 It is agreed by the parties that the covenants contained in this Section 6 impose a fair and reasonable restraint on the Executive in light of the activities and business of the Corporation and the Partnership on the date of the execution of this Agreement and the current plans of the Corporation and the Partnership; but it is also the intent of the Corporation and the Partnership and the Executive that such covenants be construed and enforced in accordance with the changing activities, business and locations of the Corporation and the Partnership and their respective affiliates throughout the term of these covenants.

6.5 The covenants in this Section 6 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth herein are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent that such court deems reasonable, and the Agreement shall thereby be reformed to reflect the same.

6.6 All of the covenants in this Section 6 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of the Executive against the Corporation or the Partnership whether predicated on this Agreement or otherwise shall not constitute a defense to the enforcement by the Corporation or the Partnership of such covenants. It is specifically agreed that the Post Termination Period, during which the agreements and covenants of the Executive made in this Section 6 shall be effective, shall be computed by excluding from such computation any time during which the Executive is in violation of any provision of this Section 6.

6.7 Notwithstanding any of the foregoing, if any applicable law, judicial ruling or order shall reduce the time period during which the Executive shall be prohibited from engaging in any competitive activity described in Section 6 hereof, the period of time for which the Executive shall be prohibited pursuant to Section 6 hereof shall be the maximum time permitted by law.

7. Assignment. This Agreement shall inure to the benefit of and be binding upon the Corporation, the Partnership and their successors and assigns, and upon the Executive and Executive’s heirs, executors, administrators and legal representatives. The Corporation and the Partnership will require any successor or assign to all or substantially all of their business or assets to assume and perform this Agreement in the same manner and to the same extent that the Corporation and the Partnership would be required to perform if no such succession or assignment had taken place. This Agreement shall not be assignable by the Executive.

8. No Third Party Beneficiaries. This Agreement does not create, and shall not be construed as creating, any rights enforceable by any person not a party to this Agreement, except as provided in Section 7 hereof.

9. Headings. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

10. Interpretation. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had never been contained herein. If, moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

11. Notices. All notices under this Agreement shall be in writing and shall be deemed to have been given at the time when mailed by registered or certified mail, addressed to the address below stated of the party to which notice is given, or to such changed address as such party may have fixed by notice:

To the Corporation or the Partnership:
Cedar Realty Trust, Inc. 44 South Bayles Avenue Port Washington, NY 11050 Attn: President
To the Executive:
Philip R. Mays At the most recent home address on file with the Corporation or the Partnership provided, however, that any notice of change of address shall be effective only upon receipt.

12. Waivers. If either party should waive any breach of any provision of this Agreement, he or it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

13. Complete Agreement; Amendments. The foregoing is the entire agreement of the parties with respect to the subject matter hereof and may not be amended, supplemented, cancelled or discharged except by written instrument executed by both parties hereto; provided that Section 5.3 of the Original Agreement shall remain in full force and effect.

14. Governing Law. This Agreement is to be governed by and construed in accordance with the laws of the State of New York without giving effect to principles of conflicts of law.

15. Counterparts. This Agreement may be executed in counterparts, all of which together shall constitute one agreement binding on all of the parties hereto, notwithstanding that all such parties are not signatories to the same counterpart.

16. Arbitration.

16.1 Any controversy, claim or dispute arising out of or relating to the Executive’s employment or this Agreement or the breach thereof shall be settled by arbitration in accordance with the then existing JAMS Employment Arbitration Rules & Procedures, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The parties irrevocably consent to the jurisdiction of the federal and state courts located in New York for this purpose. Each such arbitration proceeding shall be located in New York City.

16.2 The arbitrator(s) may, in the course of the proceedings, order any provisional remedy or conservatory measure (including, without limitation, attachment, preliminary injunction or the deposit of specified security) that the arbitrator(s) consider to be necessary, just and equitable. The failure of a party to comply with such an interim order may, after due notice and opportunity to cure with such noncompliance, be treated by the arbitrator(s) as a default, and some or all of the claims or defenses of the defaulting party may be stricken and partial or final award entered against such party, or the arbitrator(s) may impose such lesser sanctions as the arbitrator(s) may deem appropriate. A request for interim or provisional relief by a party to a court shall not be deemed incompatible with the agreement to arbitrate or a waiver of that agreement. The arbitrator shall have the authority to grant any party all remedies otherwise available by law, including injunctions, but the arbitrator shall not have the power to grant any remedy that would not be available in state or federal court.

16.3 Notwithstanding the foregoing, the Corporation and the Partnership shall be entitled to seek judicial relief to enforce the provisions of Sections 5 and 6 of this Agreement. The claims that will not be subject to this Section 16 are any claims the Executive may have for workers’ compensation or unemployment compensation benefits or claims that may not, as a matter of law, be subject to mandatory arbitration provisions.

16.4 Except as provided by applicable law, each party shall bear its own costs and expenses in connection with any such dispute; provided, however, that if the arbitrator or court determines that the Executive has prevailed with respect to at least one material issue, the Corporation shall reimburse the Executive for his costs and expenses relating to such dispute (including reasonable legal fees and arbitration expenses). Any such reimbursements shall be made as soon as practicable and no later than December 31 of the year following the year in which the Executive incurs the related expense. Any reimbursement in one calendar year shall not affect the amount that may be reimbursed in any other calendar year and a reimbursement (or right thereto) may not be exchanged or liquidated for another benefit or payment.

16.5 The parties agree that the results of any such arbitration proceeding shall be conclusive and binding upon them.

16.6 Notwithstanding the foregoing, this Section 16 shall not preclude either party from pursuing a court action for the sole purpose of obtaining a temporary restraining order or a preliminary injunction in circumstances in which such relief is appropriate; provided that any other such relief shall be pursued through an arbitration proceeding pursuant to this Section 16.

17. Indemnification. During this Agreement and thereafter, the Corporation and the Partnership shall indemnify the Executive to the fullest extent permitted by law against any judgments, fine, amounts paid in settlement and reasonable expenses (including attorneys’ fees) in connection with any claim, action or proceeding (whether civil or criminal) against the Executive as a result of the Executive serving as an officer or director of the Corporation or the Partnership, in or with regard to any other entity, employee benefit plan or enterprise (other than arising out of the Executive’s act of willful misconduct, gross negligence, misappropriation of funds, fraud or breach of this Agreement). This indemnification shall be in addition to, and not in lieu of, any other indemnification the Executive shall be entitled to pursuant to the Corporation’s or Partnership’s Articles of Incorporation, By-Laws, Agreement of Limited Partnership or otherwise. Following the Executive’s termination of employment, the Corporation and the Partnership shall continue to cover the Executive under the then existing director’s and officer’s insurance, if any, for the period during which the Executive may be subject to potential liability for any claim, action or proceeding (whether civil or criminal) as a result of his service as an officer or director of the Corporation or the Partnership or in any capacity at the request of the Corporation or the Partnership, in or with regard to any other entity, employee benefit plan or enterprise on the same terms such coverage was provided during this Agreement, at the highest level then maintained for any then current or former officer or director.

18. Section 409A.

18.1 It is the intention of the Corporation and the Partnership that all payments and benefits under this Agreement shall be made and provided in a manner that is either exempt from or intended to avoid taxation under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), to the extent applicable. Any ambiguity in this Agreement shall be interpreted to comply with the above. The Executive acknowledges that the Corporation and the Partnership have made no representations as to the treatment of the compensation and benefits provided hereunder and the Executive has been advised to obtain his own tax advice.

18.2 Each amount or benefit payable pursuant to this Agreement shall be deemed a separate payment for purposes of Section 409A.

18.3 For all purposes under this Agreement, any iteration of the word “termination” (e.g., “terminated”) with respect to the Executive’s employment, shall mean a separation from service within the meaning of Section 409A.

18.4 Notwithstanding anything in this Agreement to the contrary, in the event the stock of the Corporation is publicly traded on an established securities market or otherwise and the Executive is a “specified employee” (as determined under the Corporation’s administrative procedure for such determinations, in accordance with Section 409A) at the time of the Executive’s termination of employment, any payments under this Agreement that are deemed to be deferred compensation subject to Section 409A shall not be paid or begin payment until the earlier of (i) the Executive’s death or (ii) the first payroll date following the six (6) month anniversary of the Executive’s date of termination of employment; provided, however, that the Corporation if so requested by the Executive agrees to contribute any such payments required to be made to the Executive to a rabbi trust established by the Corporation for the benefit of the Executive.

18.5 Any reimbursements provided under this Agreement shall be made as soon as practicable and no later than December 31 of the year following the year in which such expenses are incurred, or such earlier date as provided under any plan or policy of the Corporation or Partnership, as applicable.

19. Section 280G.

19.1 Anything in this Agreement to the contrary notwithstanding, in the event that the amount of any compensation, payment or distribution by the Corporation or the Partnership to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, calculated in a manner consistent with Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and the applicable regulations thereunder (the “Aggregate Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, then the Aggregate Payments shall be reduced (but not below zero) so that the sum of all of the Aggregate Payments shall be $1.00 less than the amount at which the Executive becomes subject to the excise tax imposed by Section 4999 of the Code; provided that such reduction shall only occur if it would result in the Executive receiving a higher After Tax Amount (as defined below) than the Executive would receive if the Aggregate Payments were not subject to such reduction. In such event, the Aggregate Payments shall be reduced in the following order, in each case, in reverse chronological order beginning with the Aggregate Payments that are to be paid the furthest in time from consummation of the transaction that is subject to Section 280G of the Code: (1) cash payments not subject to Section 409A; (2) cash payments subject to Section 409A; (3) equity-based payments and acceleration; and (4) non-cash forms of benefits; provided that in the case of all the foregoing Aggregate Payments all amounts or payments that are not subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c) shall be reduced before any amounts that are subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c).

19.2 For purposes of this Section 19, the “After Tax Amount” means the amount of the Aggregate Payments less all federal, state, and local income, excise and employment taxes imposed on the Executive as a result of the Executive’s receipt of the Aggregate Payments. For purposes of determining the After Tax Amount, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in each applicable state and locality, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

19.3 The determination as to whether a reduction in the Aggregate Payments shall be made pursuant to Section 19 shall be made by a nationally recognized accounting firm selected by the Corporation and the Partnership (the “Accounting Firm”), which shall provide detailed supporting calculations to the Corporation, the Partnership and the Executive within 15 business days of the date of termination, if applicable, or at such earlier time as is reasonably requested by the Corporation and the Partnership or the Executive. Any determination by the Accounting Firm shall be binding upon the Corporation and the Partnership and the Executive.

20. Survival. The provisions of this Agreement shall survive the termination of this Agreement and/or the termination of the Executive’s employment to the extent necessary to effectuate the terms contained herein.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Cedar Realty Trust, Inc.

By:	/s/ Bruce J. Schanzer
Title: President and Chief Executive Officer

Cedar Realty Trust Partnership, L.P.

By:	Cedar Realty Trust, Inc., General Partner

By:	/s/ Bruce J. Schanzer
Title: President and Chief Executive Officer

/s/ Philip R. Mays
Philip R. Mays